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Exhibit 99.2

SILIPOS, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2004	20
Condensed Consolidated Statements Of Operations for the six month Periods Ended September 30, 2004 and 2003	21
Condensed Consolidated Statements of Cash Flows for the six month Periods Ended September 30, 2004 and 2003	22
Notes to Condensed Consolidated Financial Statements	23

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Silipos, Inc.:

We have audited the accompanying consolidated balance sheets of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and changed its method of accounting for goodwill in 2003.

/s/ KPMG LLP

Atlanta, Georgia
July 12, 2004

SILIPOS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 2004 and 2003

Assets

	2004	2003
Current assets:
Cash and cash equivalents	$1,563,692	$699,723
Trade accounts receivable, less allowance for doubtful accounts of $58,812 in 2004 and $73,958 in 2003	2,923,978	2,367,627
Due from Ultimate Parent	1,953,392	32,751
Due from affiliates	6,378	441,346
Inventories, net	2,466,051	2,670,539
Deferred tax asset	232,159	213,485
Income tax receivable	803,776	483,181
Prepaid expenses and other receivables	144,968	87,299

Total current assets	10,094,394	6,995,951

Property, plant and equipment at cost	6,193,774	5,728,462
Less accumulated depreciation	(2,144,873)	(1,692,526)

Property, plant and equipment, net	4,048,901	4,035,936

Due from Ultimate Parent	848,670	—
Other assets:
Goodwill, net	—	9,124,344
Deferred tax asset	2,275,403	2,225,525
Intangible assets, net	1,743,864	1,954,932

Total other assets	4,019,267	13,304,801

Total assets	$19,011,232	$24,336,688

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$527,696	$723,382
Due to Ultimate Parent	894,303	—
Due to affiliates	1,638,721	555,619
Accrued expenses	1,124,548	1,156,134

Total current liabilities	4,185,268	2,435,135
Obligations under capital leases, excluding current installments	2,700,000	2,700,000

Total liabilities	6,885,268	5,135,135

Stockholder's equity:
Common stock
Class A voting, no par value, Authorized 1,000 shares; issued and outstanding 300 shares	—	—
Class B nonvoting, no par value, Authorized 1,000 shares; issued and outstanding 15 shares	—	—
Additional paid-in capital	35,305,076	33,901,290
Accumulated deficit	(23,179,112)	(14,699,737)

Total stockholder's equity	12,125,964	19,201,553

Commitments and contingencies (notes 6 and 10)
Total liabilities and stockholder's equity	$19,011,232	$24,336,688

See accompanying notes to consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years ended March 31, 2004 and 2003

	2004	2003
Net sales	$20,838,169	$20,395,505
Cost of goods sold	8,475,262	7,573,109

Gross profit	12,362,907	12,822,396
Selling, general, and administrative expenses	9,525,874	8,914,652
Loss on impairment of goodwill	9,124,344	3,489,631

Operating (loss) income	(6,287,311)	418,113
Other income (expense):
Interest	(443,064)	(1,527,849)
Gain (loss) on foreign currency translation	223,823	(348)
Other, net	4,834	5,612

Loss before income taxes	(6,501,718)	(1,104,472)
Income tax expense	1,072,657	913,676

	(7,574,375)	(2,018,148)
Cumulative effect of a change in accounting principle	—	14,132,353

Net loss	$(7,574,375)	$(16,150,501)

See accompanying notes to consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholder's Equity

Years ended March 31, 2004 and 2003

	Class A Common stock		Class B Common stock
					Additional paid-in capital	Accumulated deficit	Total Stockholder's equity
	Shares	Amount	Shares	Amount
Balance at April 1, 2002	300	$—	15	$—	$5,301,290	$1,450,290	$6,752,054
Net loss	—	—	—	—	—	(16,150,501)	(16,150,501)
Capital contribution	—	—	—	—	28,600,000	—	28,600,000

Balances at March 31, 2003	300	—	15	—	33,901,290	(14,699,737)	19,201,553
Net loss	—	—	—	—	—	(7,574,375)	(7,574,375)
Capital contribution	—	—	—	—	1,403,786	—	1,403,786
Dividends paid	—	—	—	—	—	(905,000)	(905,000)

Balances at March 31, 2004	300	$—	15	$—	$35,305,076	$(23,179,112)	$12,125,964

See accompanying notes to consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended March 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(7,574,375)	$(16,150,501)
Adjustment to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	9,124,344	17,621,984
Depreciation and amortization	662,150	1,609,859
(Gain) loss on foreign currency translation	(223,823)	348
Deferred income taxes	(68,552)	(401,775)
Changes in operating assets and liabilities:
Accounts receivable	(749,889)	(656,776)
Inventories, net	596,055	(1,084,110)
Prepaid expenses and other receivables	(378,264)	(150,862)
Accounts payable and accrued expenses	1,320,048	276,016

Net cash provided by operating activities	2,707,694	1,064,183

Cash flows from investing activities:
Cash assumed on capital contribution of Silipos UK Limited	105,337	—
Capital expenditures	(464,047)	(664,950)
Acquisition of patent	—	(66,000)
Loan to Ultimate Parent	(848,670)	—

Net cash used in investing activities	(1,207,380)	(730,950)

Cash flows used in financing activities:
Dividends paid	(905,000)	—

Effect of exchange rate changes on cash	268,655	—

Net increase in cash and cash equivalents	863,969	333,233
Cash and cash equivalents at beginning of year	699,723	366,490

Cash and cash equivalents at end of year	$1,563,692	$699,723

See accompanying notes to consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended March 31, 2004 and 2003

	2004	2003
Supplemental Disclosures of cash paid during the year for:
Interest	$385,346	$1,495,631
Income taxes	500,977	1,437,455
Supplemental disclosures of noncash operating, investing, and financing activities:
During 2004 the Company's immediate parent contributed its investment in Silipos (UK) Limited, giving the Company a 100% ownership interest. The capital contribution consisted of:
Cash	$105,337	—
Inventories	391,567	—
Due from Ultimate Parent	1,336,967	—
Due to affiliate	(430,085)	—

Capital contribution	$1,403,786	$—

Supplemental disclosure of noncash investing activity:
Acquisition of patent through capital contribution	$—	$(3,100,000)
Supplemental disclosure of noncash financing activity:
Loan payable converted to stockholder's equity	—	(25,500,000)
Capital contribution	—	28,600,000

See accompanying notes to consolidated financial statements

Silipos, Inc. and Subsidiary

Notes to Consolidated Financial Statements

March 31, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Practices

(a) Description of Business

Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household, and industrial products, with headquarters in the United Kingdom. Silipos' products are sold in more than 60 countries. The Company has approximately 108 full-time employees operating out of its two main facilities in Niagara Falls, N.Y. and New York, N.Y.

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited (Subsidiary). All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

(f) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

(g) Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill

and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

In connection with FASB Statement No. 142's transitional goodwill impairment evaluation, the statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of April 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of April 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step was required for the Company's only reporting unit. In this step, the Company compared the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB No. 141, Business Combinations. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. The carrying amount of this reporting unit's goodwill exceeded its implied fair value and the Company recognized an impairment loss of $14,132,353 as the cumulative effect of a change in accounting principle.

(h) Intangible Assets

Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

(i) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled $1,601,909 and $792,826 in 2004 and 2003, respectively.

The Company accounts for sales incentives which include discounts, coupons, co-operative advertising, and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

(j) Research and Development

Research and development expenses are charged to earnings during the period in which they are incurred and totaled $433,771 and $406,260 in 2004 and 2003, respectively.

(k) Foreign Currency Translation

The functional currency of the operations of Silipos (UK) Limited is the U.S dollar. Foreign currency balances of Silipos (UK) Limited have been remeasured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains or losses on foreign currency remeasurement are included in the results of operations in the year incurred.

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in the filing of income tax returns. These consolidated financial statements are being prepared on a stand alone basis.

(m) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories, and deferred income tax assets. Actual results could differ from those estimates.

(n) Comprehensive Income

No statements of comprehensive income have been included in the accompanying financial statements for the years ended March 31, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

(o) Impairment of Long-Lived Assets

The Company adopted FASB Statement No. 144 on April 1, 2002. The adoption of FASB Statement No. 144 did not affect the Company's financial statements.

In accordance with FASB No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

(p) Revenue Recognition

The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

(q) Shipping and Handling

All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

(r) Fair Value of Financial Instruments

Management of the Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, affiliate payables and receivables, accounts payable, and accrued expenses are reasonable approximations of their fair value because of the short maturity of these instruments. The carrying value of the amounts due to and from the Ultimate Parent and capital lease obligations approximates fair value since the rates for the majority of these instruments are at rates currently offered to the Company.

(s) Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(t) Risks and Uncertainties

Three customers accounted for approximately 35% of the Company's sales and 28% of the Company's trade accounts receivables as of and for the year ended March 31, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

Inventories at March 31, 2004 and 2003 consisted of the following:

	2004	2003
Raw materials	$1,551,720	1,450,038
Work in progress	161,545	332,331
Finished goods	752,786	888,170

Total	$2,466,051	2,670,539

The inventory balances noted above are net of an inventory reserve of $293,022 and $130,000 as of March 31, 2004 and 2003, respectively.

(3)    Property, Plant, and Equipment

Property, plant, and equipment, at cost as of March 31, 2004 and 2003 is as follows:

	Useful life	2004	2003
Land, building and improvements	20 years	$2,700,000	2,700,000
Machinery and equipment	5-15 years	1,906,695	1,816,667
Computer hardware and software	3-5 years	590,866	541,803
Furniture and fixtures	5 years	280,656	280,656
Leasehold improvements	10 years	362,445	362,445
Construction in process	—	353,112	26,891

Total		$6,193,774	$5,728,462

(4)    Related-Party Transactions

During fiscal 2004, the Company entered into a Loan Agreement (the Loan) in which its Ultimate Parent borrowed an initial amount of $845,000. The loan may be increased or decreased at the Company's discretion on the first day of a two-month interval commencing after February 25, 2004. The Loan initially bore interest at 1.12% and accrues at LIBOR in two-month intervals commencing after February 25, 2004. Total interest earned on the Loan during 2004 was $3,670. The Loan has no set terms of repayment; however, it is due on demand under certain circumstances including liquidation, failure to make scheduled payments under the agreement, or the borrower is deemed unable to pay. Total principal and interest outstanding at March 31, 2004 was $848,670.

Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the years ended March 31, 2004 and 2003, total expenses incurred by affiliates on behalf of the Company were approximately $4,002,000 and $4,861,000, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts for these expenses incurred.

Sales to affiliates during the years ended March 31, 2004 and 2003 were $39,870 and $1,207,672, respectively. Due from affiliates represents amounts receivable from these sales.

Sales to the Ultimate Parent company during the years ended March 31, 2004 and 2003 were $658,381 and $413,930, respectively. Included in due from Ultimate Parent at March 31, 2004 and 2003 is approximately $403,588 and $32,751, respectively, from these sales.

The Company converted an intercompany loan in the amount of $25,500,000 with the immediate parent company to additional paid-in capital during the year ended March 31, 2003. Total interest incurred in relation to this loan in 2003 was $1,084,785. The interest rate in effect during 2003 was 4.05%.

An entity affiliated with the Company incurred expenses associated with signing a Patent License Agreement. During the year ended March 31, 2003, costs associated with that agreement in the amount of $3,100,000 were accounted for as a contribution of capital.

During the year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability. In accordance with the Agreement, the Company recorded a liability to its affiliate as of March 31, 2004 in the amount of $960,827 for its share of the consolidated Federal tax liability.

During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(5)    Employee Benefit Plans

The Company has a defined contribution 401(k) plan covering all eligible employees. Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $34,146 and $48,316 during the years ended March 31, 2004 and 2003, respectively.

The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $131,434 and $181,002 during the years ended March 31, 2004 and 2003, respectively.

(6)    Leases

The Company is obligated under a capital lease covering the land and building at the Company's facility in Niagara Falls, N.Y. that expires in 2018. This lease contains two five-year renewal options. At March 31, 2004 and 2003, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

	2004	2003
Land and Building	$2,700,000	2,700,000

Less accumulated amortization	(706,371)	(585,279)

	$1,993,629	2,114,721

Amortization of assets held under capital leases is included with depreciation expense.

The Company also has several noncancelable operating leases, primarily for an office facility in New York, N.Y. and office equipment that expire over the next four years. These leases generally contain renewal options for periods ranging from three to five years. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2004 and 2003 was $178,559 and $176,437, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of March 31, 2004 are:

	Capital leases	Operating leases
Year ending March 31:
2005	$389,725	$165,342
2006	400,225	159,633
2007	410,725	154,961
2008	421,225	115,958
2009	435,138	—
Later years, through 2018	4,898,901	—

Total minimum lease payments	6,955,939	$595,894

Less amount representing interest	4,255,939

Present value of net minimum capital lease payments	2,700,000
Less current installments of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

The Company is subject to escalating rent payments under its capital lease therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $473,461 and $415,743 as of March 31, 2004 and 2003, respectively.

(7)    Income Taxes

Income tax expense attributable to income from operations consists of:

	Current	Deferred	Total
Year ended March 31, 2004:
U.S. Federal	$960,827	(57,716)	903,111
State and local	180,382	(10,836)	169,546
Foreign jurisdiction	—	—	—

	$1,141,209	(68,552)	1,072,657

Year ended March 31, 2003:
U.S. Federal	$1,107,529	(338,270)	769,259
State and local	207,922	(63,505)	144,417
Foreign jurisdiction	—	—	—

	$1,315,451	(401,775)	913,676

Income tax expense attributable to income from operations was $1,072,657 and $913,676 for the years ended March 31, 2004 and 2003, respectively, and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$(2,210,584)	(375,521)
Nondeductible impairment losses	3,102,277	1,186,475
State taxes, net of federal income tax benefit	111,900	95,315
Nondeductible foreign tax losses	61,598	—
Other, net	7,466	7,407

	$1,072,657	913,676

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2004 and 2003 are presented below.

	2004	2003
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$20,119	28,074
Inventories, principally due to additional costs inventoried for tax purposes and obsolescence reserves	164,734	114,517
Compensated absences, principally due to accrual for financial reporting purposes	47,306	40,728
Intangible assets	386,722	387,255
Capital lease	447,825	379,949
Loan from immediate parent	1,657,977	1,657,977
Other accruals	—	30,166

Total gross deferred tax assets	2,724,683	2,638,666
Deferred tax liabilities:
Property, plant and equipment, principally due to accelerated depreciation	(217,121)	(199,656)

Net deferred tax asset	$2,507,562	2,439,010

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at March 31, 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(8)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	March 31, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 yrs.	$1,422,136

In April 2002 in settlement of a patent dispute, the Company signed a Patent License Agreement (the Agreement). The Agreement covered the current and future use of the technology to which the patent relates. During the year ended March 31, 2003, the Company recorded a charge of $1,000,000 for its past use of the patent, which is included in selling, general, and administrative expenses. The Company estimated that the patent had an original life of 15 years; however, at the time the Agreement was signed, the Company had effectively been utilizing the technology to which the patent relates during the prior five years. Therefore, as of April 2002, the Company began amortizing the patent over the estimated remaining life of 10 years.

The Agreement also included a provision for the Company's past use of the patented technology, which indicated that the Company was liable for 6% of all past sales of gel products utilizing the patented technology. However, one third of the liability will be forgiven annually commencing on November 30, 2001, provided the Company fully and faithfully discharges all obligations undertaken by it in the Agreement for a period of at least three years. In the event of a breach of this Agreement, the Company would be liable for 6% of all past sales less the fraction of the royalties forgiven each year the Company performed under the Agreement.

Amortization expense for amortizing intangible assets was $211,067 and $1,211,069 for the years ended March 31, 2004 and 2003, respectively. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of March 31, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004	$—

Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. As noted in note 1 to the consolidated financial statements, this analysis required the Company to recognize an impairment loss of $14,132,353 on adoption.

In accordance with FASB Statement No. 142, the Company performed its annual impairment tests as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively, were recognized since the carrying amount of the reporting units was greater than the fair value of the reporting units and the carrying amount of each reporting unit's goodwill exceeded the implied fair value of that goodwill.

(9)    Capital Contribution

On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos UK Limited with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

The following table summarizes the carrying value of the assets acquired and liabilities assumed at the date of the contribution.

Cash	$105,337
Inventories	391,567
Due from Ultimate Parent	1,336,967

Total assets acquired	1,833,871
Due to affiliate	430,085

Net assets acquired	$1,403,786

(10)    Commitments and Contingencies

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

In accordance with the Supply Agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the 12-month period ending on the last day of the month next preceding the date of exercise of the Option. As of March 31, 2004, the purchase price of the Supplier in accordance with the terms of the Supply Agreement would be approximately $3,874,000.

License Agreement

The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $791,000 and $785,000 for the years ended March 31, 2004 and 2003, respectively.

(11)    Subsequent Event (Unaudited)

On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to tangible net worth, as defined, at September 30, 2004.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Balance Sheet
September 30, 2004

Current assets:
Cash and cash equivalents	$380,294
Trade accounts receivable, less allowance for doubtful accounts of $75,000	3,174,486
Inventories, net	2,638,228
Other current assets	1,287,350

Total current assets	7,480,358
Property, plant and equipment, net	4,059,300
Other assets:
Deferred tax asset	2,293,847
Intangible assets, net	1,638,330

Total other assets	3,932,177

Total assets	$15,471,835

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$591,656
Due to affiliates	254,975
Accrued expenses	1,400,968

Total current liabilities	2,247,599
Obligations under capital leases, excluding current installments	2,700,000

Total liabilities	4,947,599
Stockholder's equity:
Common stock
Class A voting, no par value, authorized 1,000 shares; issued and outstanding 300 shares	—
Class B non-voting, no par value, authorized 1,000 shares; issued and outstanding 15 shares	—
Additional paid-in capital	33,596,899
Accumulated deficit	(23,072,663)

Total stockholder's equity	10,524,236
Commitments and contingencies (notes 5 and 8)

Total liabilities and stockholder's equity	$15,471,835

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations
Six months ended September 30, 2004 and 2003

	2004	2003
Net sales	$9,409,096	$12,438,143
Cost of goods sold	3,538,731	5,005,691

Gross profit	5,870,365	7,432,452
Selling expenses	4,001,064	3,902,316
General and administrative expenses	1,181,801	1,088,220

Operating income	687,500	2,441,916
Other income (expense):
Interest	(221,532)	(221,532)
Gain (loss) on foreign currency translation	(4,833)	82,200
Other, net	(5,665)	3,080

Other income (expense), net	(232,030)	(136,252)

Income before income taxes	455,470	2,305,664
Provision for income taxes	(175,852)	(878,664)

Net income available to shareholder	$279,618	$1,427,000

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Cash Flows
Six months ended September 30, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities:
Net income available to shareholders	$279,618	$1,427,000
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	302,725	344,975
Loss (gain) on foreign currency translation	4,833	(82,200)
Deferred income taxes	23,552	(8,362)
Changes in operating assets and liabilities:
Trade accounts receivable	(250,508)	(281,880)
Inventories, net	(172,177)	40,874
Other current assets	1,806,494	(185,202)
Accounts payable, due to affiliates and accrued expenses	(1,937,669)	625,238

Net cash provided by operating activities	56,868	1,880,443
Cash Flows From Investing Activities:
Cash assumed on capital contribution of Silipos (UK) Limited	—	105,337
Capital expenditures	(207,590)	(153,771)
Collection of loan to Ultimate Parent	848,670	—

Net cash provided by (used in) investing activities	641,080	(48,434)
Cash Flows From Financing Activities:
Distribution of capital to Ultimate Parent	(1,708,177)	—
Dividends paid	(173,169)	—

Net cash used in financing activities	(1,881,346)	—
Effect of exchange rate changes on cash	—	77,000
Net (decrease) increase in cash and cash equivalents	(1,183,398)	1,909,009

Cash and cash equivalents at beginning of period	1,563,692	699,723

Cash and cash equivalents at end of period	$380,294	$2,608,732

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$221,532	$221,532
Income taxes	$10,118	$1,267,572

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Other Matters

  (a)
  Basis of presentation

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements, including the related notes, for the fiscal years ended March 31, 2004 and 2003.

    Operating results for the six months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended March 31, 2005.

  (b)
  Description of business

    Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household and industrial products, with headquarters in the United Kingdom. The Company's products are sold in more than 60 countries. The Company has approximately 92 full time employees operating out of its two main facilities in Niagara Falls, NY and New York, NY.

  (c)
  Principles of Consolidation

    The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

  (d)
  Cash Equivalents

    The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (e)
  Trade Accounts Receivable

    Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  (f)
  Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  (g)
  Goodwill

    Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

  (h)
  Property, Plant, and Equipment

    Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

    Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (i)
  Intangible Assets

    Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

  (j)
  Advertising Costs and Vendor Consideration

    Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled approximately $708,000 and $736,000 in the six months ended September 30, 2004 ("2004 Period") and the six months ended September 30, 2003 ("2003 Period"), respectively.

    The Company accounts for sales incentives which include discounts, coupons, co-operative advertising and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

  (k)
  Research and Development

    Research and development expenses are charged to earnings during the period in which they are incurred and totaled approximately $276,000 and $201,000 in the 2004 Period and the 2003 Period, respectively.

  (l)
  Foreign Currency Translation

    The functional currency for the operations of Silipos (UK) Limited is the U.S. dollar. Foreign currency balances of Silipos (UK) Limited have been re-measured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains and losses on foreign currency re-measurement are included in the results of operations in the year incurred.

  (m)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in a filing of income tax returns. These condensed consolidated financial statements have been prepared on a stand alone basis.

  (n)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories and deferred income tax assets. Actual results could differ from those estimates.

  (o)
  Comprehensive Income

    No statements of comprehensive income have been included in the accompanying financial statements for the six months ended September 30, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

  (p)
  Impairment of Long-lived Assets

    In accordance with FASB Statement No. 144, long-lived assets, such as property, plant and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

    Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

  (q)
  Revenue Recognition

    The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

  (r)
  Shipping and Handling

    All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

  (s)
  Commitments and Contingencies

    Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

  (t)
  Risks and Uncertainties

    Three customers accounted for approximately 29% of the Company's sales and 49% of the Company's trade accounts receivable as of and for the six months ended September 30, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

  Inventories at September 30, 2004 consisted of the following:

2004
Raw materials	$1,337,803
Work in progress	384,369
Finished Goods	916,056

Total	$2,638,228

  The inventory balances noted above are net of an inventory reserve of $228,657.

(3)    Related-Party Transactions

  In the fourth quarter of 2003, the Company entered into a Loan Agreement (the Loan) in which the Ultimate Parent borrowed an initial amount of $845,000. The Loan initially bore interest at 1.12% and accrued interest at LIBOR in two-month intervals commencing after February 25, 2004. Total interest earned on this Loan during the six months ended September 30, 2004 was $2,352. The Loan, plus accrued interest was paid in full in August 2004.

  Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the 2004 Period and the 2003 Period, total expenses incurred by affiliates on behalf of the Company were approximately $1,568,662 and $1,974,282, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts from these expenses incurred.

  Sales to affiliates during the 2004 Period and the 2003 Period were $56,232 and $39,870, respectively. Due from affiliates which was included in other current assets in the balance sheet, represents amounts receivable from these sales.

  Sales to the Ultimate Parent during the 2004 Period and the 2003 Period were $251,411 and $237,476, respectively.

  During the fiscal year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability. In accordance with the Agreement, the Company recorded a liability to its affiliate as of September 30, 2004 in the amount of $132,649 for its share of the consolidated Federal tax liability.

  During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(4)    Employee Benefit Plans

  The Company has a defined contribution 401(k) plan covering all eligible employees, Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $22,870 and $17,303 during the 2004 Period and the 2003 Period, respectively.

  The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $77,942 and $66,996 during the 2004 Period and 2003 Period, respectively.

(5)    Leases

  The Company is obligated under a capital lease covering the land and building at its facility in Niagara Falls, NY that expires in 2018. This lease contains two five-year renewal options. At September 30, 2004, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

2004
Land and Building	$2,700,000
Less accumulated amortization	766,917

$1,933,083

  Amortization of assets held under capital leases is included with depreciation expense.

  Future minimum capital lease payments as of September 30, 2004 are:

Six months ending March 31, 2005	$197,883
Year ending March 31:
2006	400,225
2007	410,725
2008	421,225
2009	435,138
2010	445,641
Later years through 2018	4,504,120

Total minimum lease payment	6,814,957
Less amount representing interest	4,114,957

Present value of net minimum capital lease payments	2,700,000

Less current installment of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

  The Company is subject to escalating rent payments under its capital lease, therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $504,987 as of September 30, 2004.

(6)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	September 30, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 years	$1,527,670

  Amortization expense for amortizing intangible assets was $105,533 in both the 2004 Period and the 2003 Period. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

  The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of September 30, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004 and September 30, 2004	$—

  Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. The Company recognized an impairment loss of $14,132,353 on adoption of FASB Statement No. 142.

  In accordance with Statement FASB Statement No. 142, the Company performed its annual impairment test as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively were recognized since the carrying amount of the goodwill exceeded the implied fair value of that goodwill.

(7)    Capital Contribution

  On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos (UK) Limited (Silipos UK) with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

  During the 2004 Period, the Company made a distribution of additional paid in capital to the Ultimate Parent in the amount of $1,708,177. Additionally, a dividend of $173,169 was declared and paid by the Company during the 2004 Period.

(8)    Commitments and Contingencies

Legal Proceedings

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

  In accordance with the supply agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the twelve month period ending on the last day of the month next preceding the date of the exercise of the Option. As of September 30, 2004, the purchase price in accordance with the terms of the Supply Agreement would be approximately $2,355,000.

License Agreement

  The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $863,504 and $476,557 for the 2004 Period and the 2003 Period, respectively.

(9)    Subsequent Event

  On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to tangible net worth, as defined, at September 30, 2004.

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INDEPENDENT AUDITOR'S REPORT
SILIPOS, INC. AND SUBSIDIARY Consolidated Balance Sheets March 31, 2004 and 2003
Assets
SILIPOS, INC. AND SUBSIDIARY Consolidated Statements of Operations Years ended March 31, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Consolidated Statements of Stockholder's Equity Years ended March 31, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Consolidated Statements of Cash Flows Years ended March 31, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Consolidated Statements of Cash Flows Years ended March 31, 2004 and 2003
Silipos, Inc. and Subsidiary Notes to Consolidated Financial Statements March 31, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Balance Sheet September 30, 2004
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Statements of Operations Six months ended September 30, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Statements of Cash Flows Six months ended September 30, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Notes to Unaudited Condensed Consolidated Financial Statements September 30, 2004 and 2003